Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

Phone: (414) 277-5000

Fax: (414) 271-3552

www.quarles.com

February 28, 2017

Snap-on Incorporated

2801 80th Street

Kenosha, Wisconsin 53143

Ladies and Gentlemen:

We are providing this opinion as outside counsel to Snap-on Incorporated, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-208480) (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), dated December 11, 2015, as supplemented by the prospectus supplement to be filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), related to the issuance of up to 500,000 additional shares of its common stock, $1.00 par value (the “Common Stock”), pursuant to the Company’s Franchisee Stock Purchase Plan (the “Plan”) (the “Prospectus Supplement”).

We have examined: (i) the Registration Statement; (ii) the Prospectus and the Prospectus Supplement; (iii) the Company’s Restated Certificate of Incorporation, as amended through April 25, 2013, and the Company’s Bylaws, as amended and restated as of April 25, 2013; (iv) the Plan; (v) the corporate proceedings relating to the amendment and restatement of the Plan and the authorization of the issuance of the Common Stock pursuant to the Plan; and (vi) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

Based on the foregoing, we are of the opinion that:

1.	The Company is a corporation in good standing under the laws of the State of Delaware.

2.

The shares of Common Stock that may be issued and sold pursuant to the Plan have been duly authorized and, when paid for in accordance with the provisions of the Plan, including the Company’s receipt of consideration therefor in an amount not less than the par value thereof, will be validly issued, fully paid and nonassessable.

We consent to the deemed incorporation by reference of this opinion into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP